Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2004 RESULTS; PROVIDES FISCAL YEAR 2005 GUIDANCE

RUTLAND, VERMONT (June 23, 2004)—Casella Waste Systems, Inc. (Nasdaq: CWST), a regional, non-hazardous solid waste services company, today reported financial results for the fourth quarter and its 2004 fiscal year, and gave guidance on its expected performance for its 2005 fiscal year.

Fourth Quarter and Fiscal 2004 Results

For the quarter ended April 30, 2004, the company reported revenues of $109.3 million. The company’s net loss per common share from continuing operations was $0.25. Operating income for the quarter was $4.9 million. Cash provided by operating activities in the quarter was $23.5 million. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA), and before an impairment charge, were $21.9 million*.

The company’s three-month net income reflects a non-cash impairment charge in the amount of $1.7 million, the non-cash writedowns of RTG and New Heights previously announced in the amount of $7.7 million, a cash writedown of $350,000 on RTG and New Heights, and a gain on the sale of the export brokerage business of $1.1 million.

For the fiscal year ended April 30, 2004, the company reported revenues of $439.7 million. The fiscal year net income per common share from continuing operations was $0.09. Operating income for the year was $32.8 million. The company’s earnings before interest, taxes, depreciation and amortization (EBITDA), and before an impairment charge for the twelve-month period was $94.2 million*.

The company also announced that cash provided by operating activities for fiscal year 2004 was $69.9 million, and that the company had generated $15.3 million of free cash flow for fiscal year 2004*; as of April 30, 2004, the company had cash on hand of $8.0 million, and had an outstanding total debt level of $356.7 million.

“We continue to enjoy significant success and progress in building a great business, one uniquely positioned to leverage the numerous opportunities to grow our business and create value,” John W. Casella, chairman and chief executive officer, said.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA), and before an impairment charge, which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons we utilize these non-GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

More detailed financial results are contained in the tables accompanying this release.

Company Leverages Strength

“We had a terrific year meeting or exceeding a number of our most important strategic and operational goals,” Casella said. “Our work over the previous year or two to refocus the company, strengthen the balance sheet and build our core franchise paid off in a number of ways in fiscal 2004:

•

“we enjoyed several disposal capacity additions, more than doubling the company’s permitted and permittable disposal capacity to 65.6 million tons from 29.6 million tons, and continue to see a marketplace robust with additional opportunities;

•	“our internalization rate continues to improve;
•	“our year-over-year EBITDA* margin in the last quarter improved 190 basis points to 20.0 percent; and
•	“we continue to make progress to instill continuous improvement into our culture in a number of areas from safety to employee turnover and selection.”

Fiscal 2005 Outlook

The company also announced its guidance for its fiscal year 2005, which began May 1, 2004.

For the fiscal year 2005, the company believes that its results will be in the following ranges:

•	Revenues between $450 million and $465 million;
•	EBITDA* between $104 million and $108 million;
•

Non-growth maintenance capital expenditures between $40 million and $44 million; facility capital expenditures of $8 million; and landfill development capital expenditures of $20 million, for a total of expected capital expenditures between $68 million and $72 million; and

•	Free cash flow between $8 million and $12 million.

The company said the following assumptions are built into its fiscal year 2005 outlook:

•	Modest improvement in the health of the national and regional economy;
•	In the solid waste business, volume growth of 1.4 percent and price growth of 1.3 percent;
•	Modest reduction in average commodity prices, but higher volumes at FCR; and
•	No major acquisitions; projections include tuck-in acquisitions adding only $1 million in EBITDA* in fiscal year 2005

The EBITDA* forecast is based on estimated projections of cash provided by operating activities of $76 million to $80 million, interest expense of approximately $29 million, depletion of landfill operating leases of $4.5 million, taxes of $1.0 million, and changes in other assets and liabilities of $2.5 million. Free cash flow* of $8 million to $12 million is based on cash provided by operating activities of $76 million to $80 million, less estimated total capital expenditures of $68 million to $72 million.

Casella Waste Systems, headquartered in Rutland, Vermont, provides collection, transfer, disposal and recycling services primarily in the northeastern United States.

For further information, contact Richard Norris, chief financial officer; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company’s website at http://www.casella.com.

The company will host a conference call to discuss these results on Thursday, June 24, 2004 at 10:00 a.m. ET. Individuals interested in participating in the call should dial 719-867-0640 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast. A replay of the call will be available by calling 719-457-0820 (conference code #664871) before 11:59 p.m. ET, Thursday, July 1, 2004, or by visiting the company’s website.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are forward-looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may be unable to make acquisitions and otherwise develop additional disposal capacity; continuing weakness in general economic conditions may affect our revenues; we may be required to incur capital expenditures in excess of our estimates; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including certain factors which could affect future operating results detailed in the Management’s Discussion and Analysis section in our Form 10-K for the fiscal year ended April 30, 2003, and in our most recently-filed Form 10-Q.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except amounts per share)

	Three Months Ended		Three Months Ended
	April 30,	April 30,	April 30,	April 30,
	2003	2004	2003	2004
Revenues	$94,461	$109,266	$420,863	$439,686

Operating expenses:
Cost of operations	64,531	73,296	278,347	287,309
General and administration	12,801	14,111	55,772	58,198
Depreciation and amortization	12,015	15,317	47,930	59,673
Impairment charge	4,864	1,663	4,864	1,663
	94,211	104,387	386,913	406,843

Operating income	250	4,879	33,950	32,843

Other expense/(income), net:
Interest expense, net	5,823	6,927	26,254	25,397
Income from equity method investments	284	(192)	(2,073)	(2,261)
Loss on debt extinguishment	—	—	3,649	—
Minority interest	—	—	(152)	—
Other expense/(income)	(2,506)	6,671	(1,599)	5,948

	3,601	13,406	26,079	29,084
Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(3,351)	(8,527)	7,871	3,759
Provision (benefit) for income taxes	(959)	(3,254)	3,813	(1,623)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(2,392)	(5,273)	4,058	5,382

Reclassification adjustment from discontinued operations, net of income taxes (1)	(50)	—	(50)	—
Cumulative effect of change in accounting principle, net of income taxes	—	—	63,916	(2,723)

Net income (loss)	(2,342)	(5,273)	(59,808)	8,105

Preferred stock dividend	788	828	3,094	3,252

Net income (loss) available to common shareholders	$(3,130)	$(6,101)	$(62,902)	$4,853

Common stock and common stock equivalent shares outstanding, assuming full dilution	23,753	24,255	23,904	24,445

Net income (loss) per common share from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$(0.13)	$(0.25)	$0.04	$0.09

Net income (loss) per common share	$(0.13)	$(0.25)	$(2.63)	$0.20

EBITDA (2)	$17,129	$21,859	$86,744	$94,179

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Twelve Months Ended
	April 30,	April 30,
	2003	2004
Cash Flows from Operating Activities:
Net income (loss)	$(59,808)	$8,105
Adjustments to reconcile net income (loss) to net cash provided by operating activities -
Depreciation and amortization	47,930	59,673
Depletion of landfill operating lease obligations	—	1,248
Reclassification from discontinued operations	(50)	—
Cumulative effect of change in accounting principle, net	63,916	(2,723)
Income from equity method investments	(2,073)	(2,261)
Impairment charge	4,864	1,663
Loss on debt extinguishment	3,649	—
Loss from asset write down	—	8,018
(Gain) loss on sale of equipment	386	(308)
(Gain) on sale of assets	(684)	(1,144)
Minority interest	(152)	—
Deferred income taxes	6,052	(2,005)
Changes in assets and liabilities, net of effects of acquisitions and divestitures	922	(368)
	124,760	61,793
Net Cash Provided by Operating Activities	64,952	69,898
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(18,068)	(31,947)
Acquisition of landfill operating lease contracts	—	(32,223)
Additions to property, plant and equipment	(41,925)	(58,335)
Proceeds from divestitures	875	4,984
Advances to unconsolidated entities	(3,302)	(7,332)
Other	1,212	1,195
Net Cash Used In Investing Activities	(61,208)	(123,658)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	380,521	195,303
Principal payments on long-term debt	(361,905)	(150,562)
Deferred financing costs	(11,466)	(2,632)
Proceeds from exercise of stock options	460	4,006
Net Cash Provided by Financing Activities	7,610	46,115
Net (decrease) increase in cash and cash equivalents	11,354	(7,645)
Cash and cash equivalents, beginning of period	4,298	15,652
Cash and cash equivalents, end of period	$15,652	$8,007

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES

(In thousands)

Note 1:     In the fourth quarter of fiscal 2003, we entered into negotiations with former employees for the transfer of our commercial recycling and domestic brokerage businesses. The commercial recycling business had been accounted for as a discontinued operation since fiscal 2001.  Due to the nature of the transfer transaction, we could not retain historical discontinued accounting treatment for this operation. Therefore the commercial recycling business’ operating results have been reclassified from discontinued to continuing operations for the three and twelve months ended April 30, 2003. Also in connection with the discontinued accounting treatment recorded in fiscal 2001, estimated future losses from this operation were classified as losses from discontinued operations. This amount has been reclassified and offset against actual losses from operations for the three and twelve months ended April 30, 2003.

Note 2:     Non - GAAP Financial Measures

        In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization and Impairment Charge) and Free Cash Flow, which are non-GAAP measures.

       These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly-traded companies within the industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons, we utilize these non-GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP.  Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

    Following is a reconciliation of EBITDA to Cash Provided by Operating Activities:

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2003	2004	2003	2004
Cash Provided by Operating Activities	$28,175	$23,460	$64,952	$69,898

Changes in assets and liabilities, net of effects of acquisitions and divestitures	(14,928)	(7,094)	(922)	368
Deferred income taxes	1,284	2,843	(6,052)	2,005
Provision (benefit) for income taxes	(959)	(3,254)	3,813	(1,623)
Interest expense, net	5,823	6,927	26,254	25,397
Depletion of landfill operating lease obligations	—	(853)	—	(1,248)
Other expense/(income), net	(2,266)	(170)	(1,301)	(618)

EBITDA	$17,129	$21,859	$86,744	$94,179

    Following is a reconciliation of Free Cash Flow to Cash Provided by Operating Activities:

		Three Months	Twelve Months
		Ended April 30,	Ended April 30,
FREE CASH FLOW:		2004	2004
EBITDA		$21,859	$94,179
Add (deduct):	Cash interest	(9,487)	(23,313)
	Net closure / post-closure	780	(700)
	Capital expenditures	(20,893)	(58,335)
	Cash taxes	415	(349)
	Depletion of landfill operating lease obligations	853	1,248
	Change in working capital, adjusted for non-cash items	10,780	2,528
FREE CASH FLOW		$4,307	$15,258

Add (deduct):	Capital expenditures	20,893	58,335
Other		(1,740)	(3,695)
Cash Provided by Operating Activities		$23,460	$69,898